UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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                                                    Aehr Test Systems

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AEHR TEST SYSTEMS

400 Kato Terrace

Fremont, California 94539

_____________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 28, 2008

_____________________________

TO THE SHAREHOLDERS OF

AEHR TEST SYSTEMS:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Aehr Test Systems, a California corporation (the “Company”), to be held on October 28, 2008, at 4:00 p.m., at the Company’s corporate headquarters located at 400 Kato Terrace, Fremont, California 94539, for the following purposes:

1.	To elect five directors.

2.	To approve an amendment of the Company’s 2006 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by an additional 600,000 shares.

3.	To ratify the selection of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only holders of record of Common Stock at the close of business on September 12, 2008 will be entitled to notice of and to vote at the Annual Meeting. Please sign, date and mail the enclosed proxy so that your shares may be represented at the Annual Meeting if you are unable to attend and vote in person. If you attend the Annual Meeting, you may vote in person even if you return a proxy.

By Order of the Board of Directors,

RHEA J. POSEDEL

Chief Executive Officer and

Chairman of the Board of Directors

AEHR TEST SYSTEMS

400 Kato Terrace

Fremont, California 94539

_______________

PROXY STATEMENT

_______________

2008 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to the Shareholders (the “Shareholders”) of Aehr Test Systems, a California corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on October 28, 2008 and at any adjournments thereof.

At the Annual Meeting, the Shareholders will be asked:

1.	To elect five directors.
2.	To approve an amendment of the Company’s 2006 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by an additional 600,000 shares.
3.	To ratify the selection of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2009.
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

The Board of Directors has fixed the close of business on September 12, 2008 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Each such Shareholder will be entitled to one vote for each share of Common Stock (“Common Share”) held on all matters to come before the Annual Meeting and may vote in person or by proxy authorized in writing.

This Proxy Statement and the accompanying form of proxy are first being sent to holders of the Common Shares on or about September 26, 2008.

THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held on October 28, 2008 at 4:00 p.m., local time, at 400 Kato Terrace, Fremont, California 94539.

General

The Company’s principal office is located at 400 Kato Terrace, Fremont, California 94539 and its telephone number is (510) 623-9400.

Record Date and Shares Entitled to Vote

Shareholders of record at the close of business on September 12, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 8,402,720 shares of Common Stock outstanding and entitled to vote.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Proxy Solicitation

Each shareholder voting for the election of directors may cumulate his or her votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote, or distributing the shareholder’s votes on the same principle among as many candidates as the shareholder chooses. No shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been properly placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.

The Company is soliciting proxies for the Annual Meeting from its shareholders. The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or special delivery letter.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections, appointed for the meeting, who will determine whether or not a quorum is present. If the shares present, in person and by proxy, do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purposes of obtaining a quorum. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are also treated as shares entitled to vote (the “Votes Cast”) at the Annual Meeting with respect to such matter.

While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes (i.e. votes from shares of record by brokers as to which the beneficial owners have no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted. Thus, a broker non-vote will be counted for purposes of determining whether a quorum exists but will not otherwise affect the outcome of the voting on a proposal. With respect to a proposal that requires a majority of the outstanding shares (such as an amendment to the articles of incorporation), however, a broker non-vote has the same affect as a vote against the proposal.

Deadline for Receipt of Shareholder Proposals for 2009 Annual Meeting

Shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission (“SEC”). Proposals of shareholders of the Company intended to be presented for consideration at the Company's 2009 Annual Meeting of Shareholders must be received by the Company no later than May 29, 2009, in order that they may be included in the proxy statement and form of proxy related to that meeting.

Shareholder Information

IN COMPLIANCE WITH RULE 14A-3 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS.

If you share an address with another shareholder, only one annual report and proxy statement may be delivered to all shareholders sharing your address unless the Company has contrary instructions from one or more shareholders. Shareholders sharing an address may request a separate copy of the annual report or proxy statement by writing to: Aehr Test Systems, 400 Kato Terrace, Fremont, CA 94539, Attention: Investor Relations or by calling investor relations at (510) 623-9400, and the Company will promptly deliver a separate copy. If you share an address with another shareholder and you are receiving multiple copies of annual reports or proxy statements, you may write us at the address above to request delivery of a single copy of these materials in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of August 31, 2008, or some other practical date in cases of the principal shareholders, by: (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director of the Company, (iii) each of the Company’s executive officers named in the Summary Compensation Table appearing herein, and (iv) all directors and executive officers of the Company as a group:

	Shares Beneficially Owned(1)
Beneficial Owner	Number	Percent(2)
Named Executive Officers and Directors:
Rhea J. Posedel (3)	1,126,434	13.2%
Robert R. Anderson (4)	154,436	1.8%
William W. R. Elder (5)	40,000	*
Mukesh Patel (6)	45,929	*
Mario M. Rosati (7)	234,217	2.8%
Gary L. Larson (8)	152,913	1.8%
Joel Bustos (9)	29,848	*
David S. Hendrickson (10)	78,370	*
Gregory M. Perkins (11)	22,226	*
All Directors and Executive Officers as a group (11 persons) (12)	1,992,193	22.2%
Principal Shareholders:
State of Wisconsin Investment Board (13) 121 East Wilson Street, Madison, WI 53702	993,740	11.8%

*	Represents less than 1% of the Common Shares
(1)

Beneficial ownership is determined in accordance with the rules of the SEC.  Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have represented to the Company that they have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Aehr Test Systems, 400 Kato Terrace, Fremont, California 94539.

(2)

Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of August 31, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Includes 20,000 shares held by Vivian Owen, Mr. Posedel’s wife, 9,950 shares held by Rhea J. Posedel, trustee for Natalie Diane Posedel, Mr. Posedel’s daughter, and 151,103 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.

(4)	Includes 56,936 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.
(5)

Includes 6,000 shares held by William W.R. Elder, trustee for his sons Derek S. Elder (3,000 shares) and Corwin W. Elder (3,000 shares) and 15,000 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.

(6)	Includes 10,000 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.

(7)

Includes 27,000 shares held by Mario M. Rosati and Douglas Laurice, trustees for the benefit of Mario M. Rosati, 151,016 shares held by Mario M. Rosati, Trustee of the Mario M. Rosati Trust, U/D/T dated 1/9/90, 22,500 shares held by WS Investment Company, LLC (2001A) of which Mr. Rosati is a general partner and 30,000 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.

(8)	Includes 92,374 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.
(9)	Includes 29,373 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.
(10)	Includes 76,457 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.
(11)	Includes 22,226 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.
(12)	Includes 563,363 shares issuable upon the exercise of stock options exercisable within 60 days of August 31, 2008.
(13)	Based solely on Schedule 13G/A filed February 8, 2008 with the SEC by the State of Wisconsin Investment Board (“SWIB”). SWIB has sole investment and sole voting power with respect to the shares.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of May 31, 2008.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,282,681 (1)	$5.05	486,768
Equity compensation plans not approved by security holders	--	--	--
Total	1,282,681	$5.05	486,768

(1)   Issued pursuant to the Company’s 1996 Stock Option Plan and the 1997 Employee Stock Purchase Plan (“Stock Option Plans”) and the Company’s 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan (“2006 Plans”), which require the approval of and have been approved by the Company’s shareholders. See description of the Stock Option Plans below.

Stock Option Plans

On October 26, 2006, the Company’s shareholders approved the 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”). Options granted under the 2006 Equity Incentive Plan are generally for periods not to exceed ten years (five years if the option is granted to a 10% stockholder) and are granted at the fair market value of the stock at the date of grant as determined by the Board of Directors.

The 2006 Equity Incentive Plan replaces the Amended and Restated 1996 Stock Option Plan (the “1996 Stock Option Plan”) which would otherwise have expired in 2006. The 1996 Stock Option Plan will continue to govern awards previously granted under that plan. However, the shares represented by options granted under the 1996 Stock Option Plan that terminate without being exercised are added to the shares available for grant under the 2006 Equity Incentive Plan. More information regarding the 2006 Equity Incentive Plan is set forth in the section entitled “Amendment to the 2006 Equity Incentive Plan”. As of May 31, 2008, out of the 1,616,097 shares authorized for grant under the 1996 Stock Option Plan and 2006 Equity Incentive Plan, approximately 1,265,805 shares had been granted. Because Rhea J. Posedel owns more than 10% of the Company’s outstanding common stock, the exercise price of any incentive stock option granted to him is set at a 10% premium above the market price on the date of the grant. All other exercise prices are equal to the closing price of the Company’s Common Stock on the date of the grant as reported on the NASDAQ Global Market.

On October 26, 2006, the Company’s shareholders approved the 2006 Employee Stock Purchase Plan (the “2006 Employee Stock Purchase Plan”). A total of 200,000 shares of the Company’s Common Stock were reserved for issuance under the 2006 Employee Stock Purchase Plan. The 2006 Employee Stock Purchase Plan has consecutive, overlapping, twenty-four month offering periods. Each twenty-four month offering period includes four six month purchase periods. The offering periods generally begin on the first trading day on or after April 1 and October 1 each year. The first exercise date under the 2006 Employee Stock Purchase Plan was April 1, 2007. All employees who work a minimum of 20 hours per week and are customarily employed by the Company (or an affiliate thereof) for at least five months per calendar year are eligible to participate. Under this plan, shares are purchased through employee payroll deductions at exercise prices equal to 85% of the lesser of the fair market value of the Company’s Common Stock at either the first day of an offering period or the last day of the purchase period. If a participant’s rights to purchase stock under all employee stock purchase plans of the Company accrue at a rate which exceeds $25,000 worth of stock for a calendar year, such participant may not be granted an option to purchase stock under the 2006 Employee Stock Purchase Plan.

The 2006 Employee Stock Purchase Plan replaces the 1997 Employee Stock Purchase Plan which would have otherwise expired in 2007. For the year ended May 31, 2008, approximately 33,537 shares of Common Stock were issued under the 1997 Employee Stock Purchase Plan and the 2006 Employee Stock Purchase Plan. As of May 31, 2008, 446,648 shares have been issued under 1997 Employee Stock Purchase Plan and the 2006 Employee Stock Purchase Plan. Because Rhea J. Posedel owns more than 10% of the Company’s outstanding Common Stock, he is precluded from participating in the 1997 Employee Stock Purchase Plan and the 2006 Employee Stock Purchase Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, five directors are to be elected to serve until the next Annual Meeting or until their successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the five nominees named below. Each nominee has consented to be named a nominee in this Proxy Statement and to continue to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

The names of the nominees and certain information about them are set forth below:

Name of Nominee	Age	Position	Director Since
Rhea J. Posedel	66	Chairman of the Board and Chief Executive Officer	1977
Robert R. Anderson (1)(2)	70	Director	2000
William W.R. Elder (1)(2)(3)	69	Director	1989
Mukesh Patel (1)(3)	50	Director	1999
Howard T. Slayen	61	Nominee for Director	--

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee

The principal occupation of each of the Board members during the past five years is set forth below. There is no family relationship between any director or executive officer of the Company.

RHEA J. POSEDEL is a founder of the Company and has served as Chief Executive Officer and Chairman of the Board of Directors since its inception in 1977. From the Company’s inception through May 2000, Mr. Posedel also served as President. Prior to founding the Company, Mr. Posedel held various project engineering and engineering managerial positions at Lockheed Martin Corporation (formerly “Lockheed Missile & Space Corporation”), Ampex Corporation, and Cohu, Inc. He received a B.S. in Electrical Engineering from the University of California, Berkeley, an M.S. in Electrical Engineering from San Jose State University and an M.B.A. from Golden Gate University.

ROBERT R. ANDERSON was appointed to the Company’s Board of Directors in October 2000.  Mr. Anderson has served as a director of Aviza Technology, Inc., a semiconductor equipment company, since December 2005. Mr. Anderson served on the Trikon board from April 2000 through the date of acquisition by Aviza. Mr. Anderson is a private investor.  In addition, Mr. Anderson currently is a director of MKS Instruments, Inc., a semiconductor components and equipment supplier.  He also serves as a director for one private company.

WILLIAM W. R. ELDER has been a director of the Company since 1989.  Dr. Elder was the Chief Executive Officer of Genus, Inc. a semiconductor equipment company, from 1981 to 1996, and then again from 1998 until the company was acquired by AIXTRON AG (“AIXTRON”) in 2005. Dr. Elder retired from AIXTRON in December 2007. Dr. Elder is currently EVP, Global Operations and a director of Maskless Lithography Inc., a capital equipment start-up company based in San Jose, California.  Dr. Elder holds a B.S.I.E. and an honorary Doctorate Degree from the University of Paisley in Scotland.

MUKESH PATEL was appointed to the Company’s Board of Directors in June 1999. Mr. Patel was President and Chief Executive Officer of Metta Technology, which he co-founded in 2004, until November 2006, when LSI Logic Corporation acquired it. He founded Sparkolor Corporation, acquired by Intel Corporation in late 2002, and co-founded SMART Modular Technologies, Inc. (“SMART Modular”), a high value added memory products company, acquired by Solectron Corporation in late 1999. Mr. Patel was Vice President and General Manager Memory Product Division of SMART Modular from August 1995 to August 1998 and was Vice President, Engineering from February 1989 to July 1995. Mr. Patel is a private investor. Mr. Patel holds a B.S. degree in Engineering with an emphasis in digital electronics from Bombay University, India. Mr. Patel also serves as a director for SMART Modular and for several privately-held companies.

HOWARD T. SLAYEN has been providing independent financial consulting services to various organizations and clients since June 2001. From October 1999 to May 2001, Mr. Slayen was Executive Vice President and Chief Financial Officer of Quaartz Inc., a web-hosted communications business.  From 1971 to September 1999, Mr. Slayen held various positions with PricewaterhouseCoopers/Coopers & Lybrand, including his last position as a Corporate Finance Partner. In addition, Mr. Slayen currently is a director of Lantronix, Inc., a provider of embedded networking solutions. He also serves as a director for two private companies. Mr. Slayen holds a B.A. from Claremont McKenna College and a J.D. from the University of California, Berkeley School of Law.

Board Matters and Corporate Governance

Board Meetings and Committees

The Board of Directors held a total of four (4) meetings and acted four (4) times by unanimous written consent during the fiscal year ended May 31, 2008. No incumbent director during his period of service in such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such director served.

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Audit Committee of the Board of Directors is comprised entirely of independent directors, as defined by the NASDAQ Stock Market LLC director independence standards, as well as applicable SEC rules, as currently in effect. More information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the section entitled “Report of the Audit Committee.” The Audit Committee is governed by a written charter approved by the Board of Directors. The Company maintains a copy of the Audit Committee charter on its website: www.aehr.com. The Audit Committee consists of directors Messrs. Anderson, Elder and Patel. The Board of Directors has determined that Mr. Anderson is an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee of the Board of Directors currently consists of Messrs. Anderson and Elder, each of whom is an independent member of the Board of Directors, as defined by the NASDAQ Stock Market LLC director independence standards, as well as applicable SEC rules, as currently in effect. The Compensation Committee held one (1) meeting during fiscal year 2008. The Compensation Committee reviews and advises the Board of Directors regarding all forms of compensation to be provided to the officers, employees, directors and consultants of the Company. The Compensation Committee is governed by a written charter approved by the Board of Directors. The Company maintains a copy of the Compensation Committee charter on its website: www.aehr.com. More information regarding the Compensation Committee’s processes and procedures can be found herein in the section entitled “Compensation Discussion and Analysis.”

The Nominating and Governance Committee of the Board of Directors currently consists of Messrs. Elder and Patel, each of whom is an independent member of the Board of Directors, as defined by the NASDAQ Stock Market LLC director independence standards, as well as applicable SEC rules, as currently in effect. The Nominating and Governance Committee held one (1) meeting during fiscal year 2008. The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding matters concerning corporate governance; reviews the composition and evaluates the performance of the Board of Directors; selects, or recommends for the selection of the Board of Directors, director nominees; evaluates director compensation; reviews the composition of committees of the Board of Directors and recommends persons to be members of such committee; and reviews conflicts of interest of members of the Board of Directors and corporate officers. The Nominating and Governance Committee is governed by a written charter approved by the Board of Directors. The Company maintains a copy of the Nominating and Governance Committee charter on its website: www.aehr.com.

Shareholder Recommendations

The policy of the Board of Directors is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such recommendations, the Board of Directors seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any shareholder recommendations proposed for consideration by the Board of Directors should include the candidate’s name and qualifications for Board membership and should be addressed to:

Aehr Test Systems

400 Kato Terrace

Fremont, CA 94539

Attn: Secretary

In addition, procedures for shareholder direct nomination of directors are discussed under “Deadline for Receipt of Shareholder Proposals” above.

Director Qualifications

Members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s Code of Conduct and Ethics adopted by the Board. They should have broad experience at the policy-making level in business. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors

The Board of Directors utilizes a variety of methods for identifying and evaluating nominees for director. The Board of Directors periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board of Directors considers various potential candidates for director. Candidates may come to the attention of the Board of Directors through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Board of Directors, and may be considered at any point during the year. As described above, the Board of Directors considers properly submitted shareholder recommendations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, any recommendations are aggregated and considered by the Board of Directors at a regularly scheduled meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Board of Directors. The Board of Directors may also review materials provided by professional search firms or other parties in connection with a candidate who is not recommended by a shareholder. In evaluating such recommendations, the Board of Directors seeks to achieve a balance of knowledge, experience and capability on the Board.

The Board of Directors has determined that each of its current directors, except for Rhea J. Posedel, the Company’s Chief Executive Officer, is independent within the meaning of the NASDAQ Stock Market LLC director independence standards, as well as applicable SEC rules, as currently in effect. Mr. Slayen was recommended for inclusion on the slate of directors by a non-management director. After reviewing Mr. Slayen’s qualifications and those of other potential directors, the Nominating and Governance Committee and the Board of Directors approved Mr. Slayen’s nomination.

Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meetings of shareholders, directors are encouraged to attend annual meetings of the Company’s shareholders. All four continuing members of the Board of Directors attended the 2007 annual meeting of shareholders.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for all directors, officers and employees of the Company, which includes the Chief Executive Officer, Chief Financial Officer and any other principal accounting officer. The Code of Conduct and Ethics may be found on the Company’s website at www.aehr.com. The Company will disclose any amendment to the Code of Conduct and Ethics or waiver of a provision of the Code of Conduct and Ethics, including the name of the officer to whom the waiver was granted, on the Company’s website at www.aehr.com, on the Investors page.

Communications with the Board

The Company does not have a formal policy regarding shareholder communication with the Board of Directors. However, shareholders may communicate with the Board by submitting a letter to the attention of the Chairman of the Board, c/o Aehr Test Systems, 400 Kato Terrace, Fremont, CA 94539. Communication received in writing will be collected, organized and processed by the Chairman of the Board who will distribute the communications to the members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

REPORT OF THE AUDIT COMMITTEE (1)

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting system of internal control, audit process and process for monitoring compliance with laws and regulations. The Audit Committee, consisting of Messrs. Patel, Anderson and Elder, held five (5) meetings in fiscal year 2008. Each member is an independent director in accordance with the NASDAQ Global Market Audit Committee requirements as currently in effect. The Audit Committee evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs.

The Company’s management has primary responsibility for preparing the Company’s consolidated financial statements and for the Company’s financial reporting process. The Company’s independent registered public accounting firm, Burr, Pilger & Mayer LLP (“BPM”), is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the year ended May 31, 2008. BPM, the Company’s independent registered public accounting firm for fiscal year 2008, issued their unqualified report dated August 28, 2008 on the Company's consolidated financial statements.

The Audit Committee has also discussed with BPM the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from BPM required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has conducted a discussion with BPM relative to its independence. The Audit Committee has considered whether BPM's provision of non-audit services is compatible with its independence. The Audit Committee has an Audit Committee Charter.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Aehr Test Systems that the Company's audited consolidated financial statements for the fiscal year ended May 31, 2008 be included in the Company’s Annual Report on Form 10-K.

AUDIT COMMITTEE

Robert R. Anderson

William W.R. Elder

Mukesh Patel

(1) The information regarding the Audit Committee is not “soliciting” material and is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filings of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Director Compensation

Rhea J. Posedel, the only inside director of the Company, does not receive any cash compensation for his services as a member of the Board of Directors. An inside director is a director who is a regular employee of the Company, whereas an outside director is not an employee of the Company. Effective October 28, 2008, each outside director will receive (1) an annual retainer of $25,000, (2) $2,500 for each regular board meeting such member attends, and (3) $1,250 for each special telephonic board meeting such member attends. Committee members attending a committee meeting not held in conjunction with a regular board meeting will receive the following amounts: audit committee chair - $2,000; audit committee member - $1,500; compensation committee chair - $1,750; and other committee members - $1,250. Committee members attending a committee meeting held in conjunction with a regular board meeting will receive 50% of the amounts noted above for each respective committee member. Outside directors are also reimbursed for certain expenses incurred in attending board and committee meetings.

For fiscal year 2008, each outside director received (1) an annual retainer of $15,000, (2) $1,875 for each regular board meeting such member attended, and (3) $1,125 for each committee meeting such member attended if not held in conjunction with a regular board meeting, in addition to being reimbursed for certain expenses incurred in attending Board and committee meetings. Through fiscal 2006, each outside director could elect to receive an additional stock option grant in lieu of any cash payments throughout the year. In fiscal 2007, that alternative was eliminated. Directors are eligible to participate in the Company’s stock option plans. In fiscal 2006, outside directors Robert Anderson, William Elder, Mukesh Patel and Mario Rosati were each granted options to purchase 5,000 shares at $3.66 per share. Additionally, Robert Anderson and Mukesh Patel were each granted options to purchase 14,754 shares at $3.66 per share pursuant to an agreement to take these options in lieu of cash payments throughout the fiscal year. In each of fiscal 2008 and 2007, outside directors Robert Anderson, William Elder, Mukesh Patel and Mario Rosati were each granted options to purchase 5,000 shares at $7.28 per share and $6.07 per share, respectively. All exercise prices are equal to the closing price of the Company’s Common Stock on the date of the grant as reported on the NASDAQ Global Market.

The Company has agreed to indemnify each director against certain claims and expenses for which the director might be held liable in connection with past or future service on the Board. In addition, the Company maintains an insurance policy insuring its officers and directors against such liabilities.

The following table sets forth the compensation paid by the Company during the fiscal year ended May 31, 2008 to the Company’s non-executive officer directors:

Compensation of Directors

Name	Year	Fees Earned or Paid in Cash	Option Award (2)	Total Compensation
Rhea J. Posedel (1)	2008	$ --	$ --	$ --
Robert R. Anderson	2008	$27,000	$21,294	$48,294
William W.R. Elder	2008	$27,000	$21,294	$48,294
Mukesh Patel	2008	$25,125	$21,294	$46,419
Mario M. Rosati	2008	$22,500	$21,294	$43,794

(1)	Rhea J. Posedel is an executive officer and does not receive any additional compensation for services provided as a director.
(2)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2008 in accordance with SFAS 123 (R), and thus includes amounts from awards granted in and prior to fiscal 2008.  See Note 1 of the consolidated financial statements in the Company’s Annual Report for the year ended May 31, 2008 regarding the assumptions underlying valuation of equity awards.  The full grant date fair value of the awards granted to each director in fiscal 2008, computed in accordance with SFAS 123 (R) is $22,662.  At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Robert R. Anderson: 56,936; William W.R. Elder: 15,000, Mukesh Patel: 10,000; and Mario M. Rosati: 0.  Options granted vest as to one-twelfth (1/12th) of the shares each month after the date of grant over a period of one year, so long as the optionee remains a director of the Company.

Vote Required

The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under California law. See “Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES LISTED ABOVE

PROPOSAL 2

AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN

Proposal

The Board of Directors is proposing that the 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) be amended to increase the number of shares authorized thereunder by an additional 600,000 shares of Common Stock. The Company previously reserved 600,000 shares of Common Stock for issuance under the 2006 Equity Incentive Plan, plus (i) 281,405 shares that were reserved but not issued under the 1996 Stock Option Plan, (ii) any shares subject to stock options or similar awards granted under the 1996 Stock Option Plan that expire or otherwise terminate without having been exercised in full and (iii) any shares issued pursuant to awards granted under the 1996 Stock Option Plan that are forfeited to or repurchased by the Company.

The Board of Directors is proposing this amendment in order to allow for sufficient stock options to cover the Company's needs for at least the next fiscal year.

Participation in the 2006 Equity Incentive Plan

The grant of options, stock purchase rights, stock bonus awards and long-term performance awards under the 2006 Equity Incentive Plan to employees, including the executive officers named in the Summary Compensation Table herein, is subject to the discretion of the plan administrator. As of the date of this proxy statement, there has been no determination by the plan administrator with respect to future awards under the 2006 Equity Incentive Plan. Accordingly, future awards are not determinable. No stock bonus awards or long-term performance awards were granted during the last fiscal year. The following table sets forth information with respect to the grant of options to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all outside directors as a group and to all other employees as a group during the last fiscal year:

Amended Plan Benefits

2006 Equity Incentive Plan

Name of Individual Or Identity of Group and Position	Securities Underlying Options Granted(#)	Weighted Average Exercise Price Per Share ($/share)
Rhea J. Posedel	33,000	$6.56
Gary L. Larson	20,000	$5.96
Joel Bustos	90,000	$6.11
David S. Hendrickson	25,000	$5.96
Gregory M. Perkins	15,000	$5.96
All current Executive Officers as a group	205,000	$6.12
All outside Directors as a group	20,000	$7.28
All other employees (including all current Officers who are not Executive Officers) as a group	197,250	$6.27

Summary of Stock Plan

Purpose. The purposes of the 2006 Equity Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants of the Company and to promote the success of the Company's business.

Status of Shares. As of August 31, 2008, options to purchase a total of 710,991 (net of cancelled or expired options) shares were outstanding under the 2006 Equity Incentive Plan. In addition, options to purchase 84,337 (plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of options) shares remained available for future grant thereunder. As discussed above, shares represented by options granted under the 1996 Stock Option Plan that terminate without being exercised are added to the shares available for future grant under the 2006 Equity Incentive Plan.

Eligibility; Administration. Under the 2006 Equity Incentive Plan, employees may be granted “incentive stock options” intended to qualify within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and employees, directors and consultants may be granted “non-statutory stock options” not intended to qualify under such statute. The 2006 Equity Incentive Plan is administered by the Board of Directors of the Company, or by a committee appointed by the Board of Directors and consisting of at least two members of the Board, which determine the terms of options granted, including the exercise price, the number of shares subject of the option and the options' exercisability. The Board or its committee has sole discretion to interpret any provision of the 2006 Equity Incentive Plan.

Exercise Price. The exercise price of options granted under the 2006 Equity Incentive Plan is determined by the Board of Directors or its committee. The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. However, the exercise price of options granted to an optionee who owns more than 10% of the voting power or value of all classes of stock of the Company must not be less than 110% of the fair market value on the date of grant. The Common Stock is currently traded on the NASDAQ Global Market. While the Company's stock is traded on the NASDAQ Global Market, the fair market value is the reported closing price on the date of grant.

Exercisability. Options granted to new optionees under the 2006 Equity Incentive Plan generally become exercisable starting one month after the date of grant with 1/48th of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant. The term of an option may not exceed ten years. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised, during the lifetime of the optionee, only by such optionee.

Stock Purchase Rights. The 2006 Equity Incentive Plan permits the Company to grant rights to purchase Common Stock. After the Board or Committee determines that it will offer stock purchase rights under the 2006 Equity Incentive Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of shares that the offeree shall be entitled to purchase, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a stock purchase agreement or a stock bonus agreement in the form determined by the Board or Committee.

Unless the Board or Committee determines otherwise, the stock purchase agreement or a stock bonus agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason. The purchase price for shares repurchased pursuant to the stock purchase agreement or a stock bonus agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Board or Committee may determine.

Amendment and Termination. The Board may at any time amend or terminate the 2006 Equity Incentive Plan without approval of the shareholders; provided, however, that the Company will obtain shareholder approval of any amendment to the 2006 Equity Incentive Plan to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), with Section 422 of the Code, or with any other applicable law or regulation, including requirements of the NASDAQ Stock Market LLC or any established stock exchange. Any amendment or termination of the 2006 Equity Incentive Plan is subject to the rights of optionees under agreements entered into prior to such amendment or termination.

Certain Federal Tax Information

An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or at the time it is exercised, although exercise of the option may subject the optionee to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, any gain will be treated as long-term capital gain. If these holding periods are not satisfied at the time of sale, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. (Different rules may apply upon a premature disposition by an optionee who is an officer, director or 10% shareholder of the Company.) Any additional gain or loss recognized on such a premature disposition of the shares will be characterized as capital gain or loss. If the Company grants an incentive stock option and as a result of the grant the optionee has the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, then the excess shares must be treated as non-statutory options.

An optionee who is granted a non-statutory stock option will also not recognize any taxable income upon the grant of the option. However, upon exercise of a non-statutory stock option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of the shares by the optionee, any difference between the sales price and the fair market value at the time of exercise, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee.

Vote Required

Approval of the amendment to the 2006 Equity Incentive Plan requires the affirmative vote of the Votes Cast (which affirmative vote must constitute at least a majority of the required quorum). The effect of an abstention is the same as that of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT

TO THE 2006 EQUITY INCENTIVE PLAN

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has selected Burr, Pilger & Mayer LLP, as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending May 31, 2009, and recommends that Shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee and the Board of Directors will reconsider their selection. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year. Representatives of Burr, Pilger & Mayer LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or to be billed by Burr, Pilger & Mayer LLP for the following services for the fiscal years ended May 31, 2008 and 2007:

DESCRIPTION OF SERVICES

	2008	2007
Audit Fees	$186,895	$177,363
TOTAL	$186,895	$177,363

Audit Fees. Aggregate fees billed or to be billed for professional services rendered for the audit of the Company’s fiscal 2008 and fiscal 2007 annual consolidated financial statements, for the review of the condensed consolidated financial statements included in the Company’s quarterly reports during such periods and for the review of the Company’s Registration Statement on Form S-8.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by the Company’ independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Mr. Anderson, the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. In fiscal 2008, all audit and non-audit services were pre-approved in accordance with the Company’s policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BURR, PILGER & MAYER LLP

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The Company compensates the Company’s executive officers through a combination of base salary, cash bonus and equity compensation designed to be competitive with comparable companies. The Company’s primary objectives of the overall executive compensation program are to attract, retain, motivate and reward Company executive officers while aligning their compensation with the achievements of key business objectives and maximization of shareholder value.

The Company’s compensation programs are designed to:

1.	reward executive officers for performance and link executive compensation to the creation of shareholder value through the use of performance and equity-based compensation;
2.	attract, retain and motivate highly qualified executive officers by compensating them at a level that is competitive with other companies in similar industries;
3.	share the risks and rewards of the Company’s business with the Company’s executive officers; and
4.	maximize long-term shareholder returns by utilizing compensation funds in a cost-effective manner.

To achieve these objectives, the Company has implemented and maintains compensation plans that tie a significant portion of executive officers’ overall compensation to the Company’s financial performance and Common Stock price. In determining the compensation for the Company’s executive officers, the Company considers a number of factors, including information regarding comparably sized companies in the semiconductor equipment and materials industries in the United States. The Company also considers the level of the executive officer, the geographical region in which the executive officer resides and the executive officer’s overall performance and contribution to the Company. The compensation packages provided by the Company to its executive officers, including the named executive officers, include both cash-based and equity-based compensation. A component of these compensation packages is linked to the performance of individual executive officers as well as Company-wide performance objectives. The Compensation Committee ensures that the total compensation paid to the Company’s executive officers is competitive and consistent with the Company’s compensation philosophy and corporate governance guidelines. The Compensation Committee relies upon Company employees, personal knowledge of semiconductor equipment industry compensation practices, compensation data in SEC filings, and national and regional compensation surveys to provide information and recommendations to establish specific compensation packages for executive officers.

Role of Compensation Committee

The Company’s executive officer compensation program is overseen and administered by the Compensation Committee. The Compensation Committee reviews and advises the Board of Directors regarding all forms of compensation to be provided to the executive officers of the Company. The Compensation Committee is appointed by the Company’s Board of Directors, and consists of Messrs. Anderson and Elder, each of whom is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Company’s Compensation Committee has primary responsibility for ensuring that the Company’s executive officer compensation and benefit program is consistent with the Company’s compensation philosophy and corporate governance guidelines and is responsible for determining the executive compensation packages offered to the Company’s executive officers.

The Compensation Committee is responsible for:

1.	Determining the specific executive officer compensation methods to be used by the Company and the participants in each of those specific programs;

2.	Determining the evaluation criteria and timelines to be used in those programs;
3.	Determining the processes that will be followed in the ongoing administration of the programs; and
4.	Determining their role in the administration of the programs.

Many of the actions take the form of recommendations to the full Board of Directors where final approval, rejection or redirection may occur. The Compensation Committee is responsible for administering the compensation programs for all Company executive officers. The Compensation Committee has delegated the responsibility of administering the compensation programs for all other Company employees to the Company's officers.

Elements of Compensation

In structuring the Company’s compensation program, the Compensation Committee seeks to select the types and levels of compensation that will further its goals of rewarding performance, linking executive officer compensation to the creation of shareholder value, attracting and retaining highly qualified executive officers and maximizing long-term shareholder returns.

The Company designs base salary to provide the essential reward for an executive officer’s work. Once base salary levels are initially determined, increases in base salary are provided to recognize an executive officer’s specific performance achievements.

The Company utilizes equity-based compensation, including stock options, to ensure that the Company has the ability to retain executive officers over a longer period of time, and to provide executive officers with a form of reward that aligns their interests with those of the Company’s shareholders. Executive officers whose skills and results the Company deems to be critical to the Company’s long-term success are eligible to receive higher levels of equity-based compensation.

The Company also utilizes various forms of performance-based compensation, including cash bonuses and commissions that allow the Company to remain competitive with other companies while providing additional compensation for an executive officer’s outstanding results and for the achievement of corporate objectives.

Core benefits, such as the Company’s basic health benefits, 401(k) program, Employee Stock Ownership Plan (“ESOP”) and life insurance, are designed to provide support to executive officers and their families.

Currently, the Company uses the following executive officer compensation vehicles:

•	Cash-based programs: base salary, annual bonus plan and a sales commission plan; and
•	Equity-based programs: The 2006 Equity Incentive Plan, the 2006 Employee Stock Purchase Plan and the ESOP.

These programs apply to all executive level positions, except for the sales commission plan, which only applies to the Vice President of Worldwide Sales and Service. Periodically, but at least once near the close of each fiscal year, the Compensation Committee reviews the existing plans and recommends those that should be used for the subsequent year.

Consistent with the Company’s compensation philosophy, the Company has structured each element of the Company’s executive officer compensation program as described below.

Base Salary

The Company creates a set of base salary structures that are both affordable and competitive in relation to the market. The Company determines the Company’s executive officer salaries based on job responsibilities and individual experiences. The Company monitors base salary levels within the market and makes adjustments to the Company’s structures as needed after considering the recommendations of management. The Company’s Compensation Committee reviews the salaries of the Company’s executive officers annually, and the Company’s Compensation Committee grants increases in salaries based on individual performance during the prior calendar year, provided that any increases are within the guidelines determined by the Compensation Committee for each position.

Annual Bonus

The Company’s executive annual bonus plan provides for cash bonus awards, dependent upon attaining stated corporate objectives and personal performance goals. The Company’s executive officers are eligible to receive cash bonuses based upon the Company’s achievement of certain financial and performance goals set by the Compensation Committee. The Compensation Committee approves the performance criteria on an annual basis and these financial and performance goals typically have a one-year time horizon. The Compensation Committee believes that the practice of awarding incentive bonuses based on the achievement of performance goals furthers the Company’s goal of strengthening the connection between the interests of management and the Company’s shareholders. In fiscal 2009, the Chief Executive Officer is eligible to receive a maximum cash bonus of up to 80% of his base salary and the Company’s Chief Financial Officer is eligible to receive a maximum cash bonus of up to 70% of his base salary. Vice Presidents are eligible are eligible to receive maximum cash bonuses of up to 70% of their base salaries depending on individual and company performance.

In fiscal 2008, the Company’s Compensation Committee determined the maximum cash bonus levels for the Company’s Chief Executive Officer, Chief Financial Officer and Vice Presidents to be 75%, 65% and up to 70% of base compensation, respectively. Based on the achievement of certain objectives and corporate financial performance for the year, the Compensation Committee awarded cash bonuses to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s Vice Presidents equal to 26%, 23% and up to 47% of their base salary compensation, respectively. The annual incentive bonus plan is discretionary, and the Compensation Committee may modify, suspend, eliminate or adjust the plan, the goals and the total or individual payouts at any time.

Sales Commission

The sales commission plan is a sales commission program and provides a payout to the Vice President of Worldwide Sales and Service (“VP-WSS”) based on achievement of sales objectives, or quotas. The VP-WSS receives a standard commission for sales up to 100% of quota and accelerated commissions based on sales above quota. Commissions are “earned” at the time of booking, and commissions are paid after the close of the quarter of booking. Under this plan, the VP-WSS earned $53,414 in fiscal 2008. The VP-WSS was paid $62,294 during fiscal 2008. This $62,294 included $20,245 that was earned in fiscal 2007. The remaining $11,365 earned in fiscal 2008 was paid to the VP-WSS in fiscal 2009. The $62,294 in commissions paid to the VP-WSS is included in the annual compensation salary column in the Summary Compensation Table on page 21.

Equity Compensation

The Company awards equity compensation to the Company’s executive officers based on the performance of the executive officer and guidelines related to each executive officer’s position in the Company. The Company determines the Company’s option guidelines based on information derived from the Company’s experience with other companies and, with respect to the Company’s executive officers, informal surveys of companies in the Company’s industry. The Company typically bases awards to newly hired executive officers on these guidelines and the Company bases the Company’s award decisions for continuing executive officers on these guidelines as well as an executive officer’s performance for the prior fiscal year. The Company evaluates each executive officer’s awards based on the factors described above and competitive practices in the Company’s industry. The Company believes that stock option ownership is an important factor in aligning corporate and individual goals. The Company utilizes equity-based compensation, including stock options, to encourage long-term performance, with corporate performance and extended executive officer tenure producing potentially significant value.

The Company’s Compensation Committee generally grants stock options to executive officers. Such grants are typically made coincident with the first meeting of the Board of Directors held each fiscal year. The Company believes annual awards at this time allow the Compensation Committee to consider a number of factors related to the option award decisions, including corporate performance for the prior fiscal year, executive officer performance for the prior fiscal year and expectations for the upcoming fiscal year. With respect to newly hired executive officers, the Company’s practice is typically to make stock option grants effective on or shortly after the executive officer’s hire date. The Company does not plan or time the Company’s stock option grants in coordination with the release of material non-public information for the purpose of affecting the value of executive officer compensation.

The criteria for determining the appropriate salary level, bonus and stock option grants for each of the executive officers include (a) Company performance as a whole, (b) business unit performance (where appropriate) and (c) individual performance. Company performance and business unit performance are measured against both strategic and financial goals. Examples of these goals are to obtain operating profit, revenue growth, and timely new product introduction. Individual performance is measured to specific objectives relevant to the executive officer’s position and a specific time frame.

These criteria are usually related to a fiscal year time period, but may, in some cases, be measured over a shorter or longer time frame.

The processes used by the Compensation Committee include the following steps:

1.

The Compensation Committee periodically reviews information comparing the Company’s pay levels to other companies in similar industries, other leading companies (regardless of industry) and competitors. Primarily, personal knowledge of semiconductor equipment industry compensation practices, compensation data in SEC filings, and national and regional compensation surveys are used.

2.

At or near the start of each evaluation cycle, the Compensation Committee meets with the Chief Executive Officer to review, revise as needed, and agree on the performance objectives set for the other executive officers. The Chief Executive Officer and Compensation Committee jointly set the Company objectives to be used. The business unit and individual objectives are formulated jointly by the Chief Executive Officer and the specific individual. The Compensation Committee also, with the Chief Executive Officer, jointly establishes and agrees on respective performance objectives of each executive officer.

3.	Throughout the performance cycle review, feedback is provided by the Chief Executive Officer, the Compensation Committee and full Board, as appropriate.
4.

At the end of the performance cycle, the Chief Executive Officer evaluates each other executive officers relative success in meeting the performance goals. The Chief Executive Officer makes recommendations on salary, bonus and stock options, utilizing the comparative results as a factor. Also included in the decision criteria are subjective factors such as teamwork, leadership contributions and ongoing changes in the business climate. The Chief Executive Officer reviews the recommendations and obtains Compensation Committee approval.

5.	The final evaluations and compensation decisions are discussed with each executive officer by the Chief Executive Officer or Compensation Committee, as appropriate.

In fiscal 2008, the Company granted a total of 422,250 option shares, of which a total of 225,000 option shares were granted to the Company’s executive officers, representing 53.3% of all option shares granted in fiscal 2008. The Company’s Compensation Committee does not apply a formula for allocating stock options to executive officers. Instead, the Company’s Compensation Committee considers the role and responsibilities of the executive officers, competitive factors, the non-equity compensation received by the executive officers and the total number of options to be granted in the fiscal year. The description for the type of equity-based compensation program should be read in conjunction with “Equity Compensation Plan Information” and “Stock Option Plans” in this Proxy Statement and the related notes in the “Notes to Consolidated Financial Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, group life, disability, and accidental death and dismemberment insurance, the Company’s 401(k) plan, the Company’s ESOP and Employee Stock Purchase Plan (“ESPP”). Because Rhea J. Posedel owns more than 10% of the Company’s outstanding Common Stock he is precluded from participating in the ESPP. During fiscal 2008, the Company made payments for health and life insurance premiums and medical costs as reflected in the Summary Compensation Table below under the All Other Compensation column. Other than these payments, the executive officers participate on the same basis as other employees and there were no other special benefits or perquisites provided to any executive officer in fiscal 2008. The Company does not maintain any pension plan, retirement benefit or deferred compensation arrangement other than the Company’s 401(k) plan and ESOP. The Company is not required to make, and did not make any contributions to the 401(k) plan during fiscal 2008. During fiscal 2008, the Company contributed $177,000 to the Company’s ESOP.

The Company entered into Change of Control Severance Agreements on January 24, 2001 with Mr. Carl N. Buck, Mr. David S. Hendrickson, Mr. Gary L. Larson and Mr. Rhea J. Posedel, on September 13, 2006 with Mr. Gregory M. Perkins and on July 9, 2007 with Mr. Joel Bustos, pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change of control of the Company. For this purpose, a change of control of the Company means a merger or consolidation of the Company, a sale by the Company of all or substantially all of its assets, the acquisition of beneficial ownership of a majority of the outstanding voting securities of the Company by any person or a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors. Termination of employment for purposes of these agreements means a discharge of the executive by the Company, other than for specified causes including dishonesty, conviction of a felony, misconduct or wrongful acts. Termination also includes resignation following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amounts payable under the agreements will change from year to year based on the executive’s compensation. In the event of a termination in fiscal 2009 following a change of control, the amounts payable to Messrs. Buck, Bustos, Hendrickson, Larson, Perkins and Posedel would be approximately $87,000, $110,000, $111,000, $151,000, $92,000 and $249,000, respectively. In addition to the amount payable to the executive officers mentioned in the previous sentence, the aggregate values of the acceleration of vesting of the executive officer’s unvested stock options based on the spread between the closing price of the Company’s Common Stock on May 31, 2008 (the last business day of the year) of $8.70 and the exercise price of the stock options for Messrs. Buck, Bustos, Hendrickson, Larson, Perkins and Posedel would be approximately $61,000, $185,000, $98,000, $86,000, $47,000 and $111,000.

Compensation of the Chief Executive Officer

The Compensation Committee used the same compensation policy described above for all executive officers to determine the compensation for Rhea J. Posedel, the Company’s Chief Executive Officer, in fiscal year 2008. In setting both the cash-based and the equity-based elements of Mr. Posedel’s compensation, the Compensation Committee considered the company’s performance, competitive forces taking into account Mr. Posedel’s experience and knowledge, and Mr. Posedel’s leadership in achieving the Company’s long-term goals. During fiscal year 2008, he received a stock option grant under the Company’s 2006 Stock Option Plan for 33,000 shares. This option vests over four years. The Compensation Committee believes Mr. Posedel’s fiscal year 2008 compensation was fair relative to the Company’s performance and Mr. Posedel’s individual performance and leadership, and it rewards him for this performance and will serve to retain him as a key employee.

Policy on Deductibility of Compensation

The Company is required to disclose the Company’s policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax, the otherwise allowable deduction for compensation paid or accrued with respect to the executive officers of a publicly-held company, which is not performance-based compensation, is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company’s executive officers for fiscal 2008 will exceed the $1 million limit per officer; however, to the extent such compensation to be paid to such executive officers exceeds the $1 million limit per officer, such excess will be treated as performance-based compensation.

Compensation of Executive Officers

The following table shows information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during the fiscal year ended May 31, 2008 and 2007 by the Chief Executive Officer and each of the four other most highly compensated executive officers with annual compensation in excess of $100,000 for the fiscal year ended May 31, 2008 and 2007.

Summary Compensation Table

					Long-term
					Compensation
					Securities
	Fiscal	Annual Compensation		Option	Underlying	All Other
Name and Principal Position	Year	Salary (1)	Bonus (2)	Awards (3)	Options (4)	Compensation (5)	Total
Rhea J. Posedel	2008	$237,479	$58,794	$66,054	$5,777	$27,467	$395,571
Chief Executive Officer and	2007	$217,911	$55,011	$56,642	$5,739	$33,790	$369,093
Chairman of the Board of Directors
Gary L. Larson	2008	$207,763	$45,823	$59,001	$5,777	$6,981	$325,345
Vice President of Finance and	2007	$189,343	$42,388	$52,390	$5,739	$10,982	$300,842
Chief Financial Officer
Joel Bustos	2008	$183,500	$40,268	$81,415	$4,307	$25,828	$335,318
Vice President of Operations	2007	--	--	--	--	--	--
David S. Hendrickson	2008	$202,186	$54,491	$49,991	$5,619	$26,679	$338,966
Vice President of Engineering	2007	$195,283	$55,245	$40,179	$5,739	$28,023	$324,469
Gregory M. Perkins (6)	2008	$246,037	$10,386	$43,242	$5,777	$16,456	$321,898
Vice President of Worldwide	2007	$230,406	$10,440	$48,656	$5,739	$17,815	$313,056
Sales and Service

(1)	The amounts in this column include any salary contributed by the named executive officer to the Company’s 401 (k) plan.
(2)	Bonus amounts paid or accrued in fiscal 2008 and 2007 were made under the Company’s executive bonus plan.
(3)

The amounts in this column represent the dollar amount recognized for financial statement reporting purposes computed in accordance with SFAS 123 (R) and thus includes awards granted in and prior to fiscal 2008 and 2007.  See Note 1 to the consolidated financial statements of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2008 and 2007 for assumptions used to estimate the fair value of options granted during fiscal year 2008 and 2007.  The Company’s stock-based compensation expense recognized under SFAS 123 (R) reflects an estimated forfeiture rate of 2% and 4% in fiscal 2008 and 2007, respectively.  The values recognized in the “Option Awards” column above do not reflect such expected forfeitures.

(4)	Represents contributions made by the Company under its ESOP.
(5)	Consists of health and life insurance premiums and medical costs paid by the Company during the fiscal year ended May 31, 2008 and 2007.
(6)

The amount shown in the Annual Compensation Salary column for fiscal 2008 includes $62,294 in commissions paid in fiscal 2008.  Of this $62,294, $20,245 had been earned in fiscal 2007.  An additional $11,365 has been earned in fiscal 2008 but not paid and is not included in these figures.  The $11,365 was paid in fiscal 2009.  The amount shown in the Annual Compensation Salary column for fiscal 2007 includes $57,031 in commissions paid in fiscal 2007. Of this $57,031, $11,597 had been earned in fiscal 2006. An additional $20,246 has been earned in fiscal 2007 but not paid and is not included in these figures. The $20,246 was paid in fiscal 2008.

Stock Option Grants and Exercises

The following table provides information with regard to each grant of an award made to the persons named in the Summary Compensation Table during the fiscal year ended May 31, 2008.

Grants of Plan-Based Awards in Fiscal 2008

		Estimated Possible Payouts		Number of	Exercise	Grant Date
	Option	Under Non-Equity		Securities	Price of	Fair Value of
	Grant	Incentive Plan Awards (1)		Underlying	Option	Stock Option
Name	Date	Target	Maximum	Option (2)	Awards(3)	Awards
Rhea J. Posedel	6/26/2007	$91,680	$171,900	33,000	$6.56	$122,460
Gary L. Larson	6/26/2007	$70,639	$131,186	20,000	$5.96	$76,438
Joel Bustos	7/09/2007	$68,250	$136,500	90,000	$6.11	$352,359
David S. Hendrickson	6/26/2007	$71,020	$101,457	25,000	$5.96	$95,548
Gregory M. Perkins	6/26/2007	$17,600	$35,200	15,000	$5.96	$57,329

(1)

Reflects the target and maximum values of cash bonus award to the named executive officers in fiscal 2008.  The cash bonus award amounts actually paid to the named executive officers in fiscal 2008 are shown in the Summary Compensation Table for fiscal 2008 under the heading “Annual Compensation, Bonus” refer to “Compensation Discussion and Analysis” above for a description of the cash bonus compensation.

(2)

The stock options granted in fiscal 2008 are generally exercisable starting one month after the date of grant, with 1/48th of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.  Each of these options expires 5 years from the date of grant.

(3)

Options are granted at an exercise price equal to the fair market value of the Company’s Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant.  The option granted to Rhea J. Posedel has an exercise price that is at a 10% premium above the fair market value on the date of grant.

The following table presents certain information concerning the outstanding equity awards held as of May 31, 2008 by each named executive officer.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities		Option	Option
	Underlying Unexercised Options (1)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price (2)	Date (3)
Rhea J. Posedel	1,000	--	$4.950	6/21/2008
	40,000	--	$4.466	7/22/2009
	25,000	--	$3.170	6/26/2010
	34,270	730	$3.993	6/30/2011
	25,520	9,480	$3.091	6/23/2012
	6,875	8,125	$9.295	7/18/2013
	7,562	25,438	$6.556	6/26/2012

Gary L. Larson	23,000	--	$4.060	7/22/2009
	15,000	--	$2.880	6/26/2010
	19,583	417	$3.630	6/30/2011
	18,229	6,771	$2.810	6/23/2012
	4,583	5,417	$8.450	7/18/2013
	4,583	15,417	$5.960	6/26/2012
Joel Bustos	18,749	71,251	$6.110	7/09/2012
David S. Hendrickson	19,166	834	$6.250	9/22/2010
	19,583	417	$3.630	6/30/2011
	18,229	6,771	$2.810	6/23/2012
	4,583	5,417	$8.450	7/18/2013
	5,729	19,271	$5.960	6/26/2012
Gregory M. Perkins	8,164	1,459	$4.350	6/03/2011
	208	1,355	$2.810	6/23/2012
	4,583	5,417	$8.450	7/18/2013
	3,437	11,563	$5.960	6/26/2012

(1)

Stock options outstanding are generally exercisable starting one month after the date of grant, and with an additional 1/48th of the total number of option shares becoming exercisable each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

(2)

Options are granted at an exercise price equal to the fair market value of the Company’s Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant.   Because Rhea J. Posedel owns more than 10% of the Company’s outstanding Common Stock, the exercise prices of any option granted to him is set at a 10% premium above the market price on the date of the grant.

(3)	These options generally expire five or seven years from the date of grant.

The following table provides information concerning option exercises by the persons named in the Summary Compensation Table during the fiscal year ended May 31, 2008 and the value of unexercised options at such date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on	Value Realized on	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(1)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
Name	Exercise (#)	Exercise ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Rhea J. Posedel	49,000	195,597	140,227	43,773	$632,024	$111,149
Gary L. Larson	20,000	72,284	84,978	28,022	$414,378	$85,592
Joel Bustos	--	--	18,749	71,251	$48,560	$184,540
David S. Hendrickson	10,000	53,300	67,290	32,710	$270,455	$98,195
Gregory M. Perkins	58,713	255,528	16,392	19,794	$47,302	$47,364

(1)	The Company has not granted any stock appreciation rights and its stock plans do not provide for the granting of such rights.
(2)	Calculated by determining the difference between the fair market value of the securities underlying the options at year end ($8.70 per share as of May 31, 2008) and the exercise price of the options.

The following table shows the potential payments upon termination or change of control for the persons named in the Summary Compensation Table during the fiscal year ended May 31, 2008.

Potential Payments Upon Termination or Change of Control for each Named Executive Officer

Involuntary
Termination not for
Named Executive Benefits and Payments	Cause Following a
Upon Termination:	Change of Control
Rhea J. Posedel
Base salary	$221,450
Medical continuation	27,467
Value of accelerated stock options (1)	111,149
Gary L. Larson
Base salary	$146,250
Medical continuation	5,236
Value of accelerated stock options (1)	85,592
Joel Bustos
Base salary	$97,500
Medical continuation	12,914
Value of accelerated stock options (1)	184,540
David S. Hendrickson
Base salary	$97,555
Medical continuation	13,340
Value of accelerated stock options (1)	98,195
Gregory M. Perkins
Base salary	$84,050
Medical continuation	8,228
Value of accelerated stock options (1)	47,364

(1)

Represents the aggregate value of the acceleration of vesting of the executive officer’s unvested stock options based on the spread between the closing price of the Company’s Common Stock on May 31, 2008 (the last business day of the year) of $8.70 and the exercise price of the stock options.  Aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of the Company’s stock on May 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

In its ordinary course of business, the Company enters into transactions with certain of its directors and officers. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with an independent third party. The Company’s policy is to require that any transaction with a related party that is required to be reported under applicable SEC rules, be reviewed and approved according to an established procedure. Such a transaction is reviewed and approved by the Company’s Audit Committee as required by the Audit Committee’s charter. We have not adopted specific standards for approval of these transactions, but instead we review each such transaction on a case by case basis.

Legal Counsel

During fiscal 2008, Mario M. Rosati, a member of the Board of Directors of the Company, was also a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). The Company retained WSGR as its legal counsel during the fiscal year. The Company plans to retain WSGR as its legal counsel again during fiscal 2009.

Change of Control Severance Agreement

The Company entered into Change of Control Severance Agreements on January 24, 2001 with Mr. Carl N. Buck, Mr. David S. Hendrickson, Mr. Gary L. Larson and Mr. Rhea J. Posedel, on September 13, 2006 with Mr. Gregory M. Perkins and on July 9, 2007 with Mr. Joel Bustos, pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change of control of the Company. For this purpose, a change of control of the Company means a merger or consolidation of the Company, a sale by the Company of all or substantially all of its assets, the acquisition of beneficial ownership of a majority of the outstanding voting securities of the Company by any person or a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors. Termination of employment for purposes of these agreements means a discharge of the executive by the Company, other than for specified causes including dishonesty, conviction of a felony, misconduct or wrongful acts. Termination also includes resignation following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amounts payable under the agreements will change from year to year based on the executive’s compensation. In the event of a termination in fiscal 2009 following a change of control, the amounts payable to Messrs. Buck, Bustos, Hendrickson, Larson, Perkins and Posedel would be approximately $87,000, $110,000, $111,000, $151,000, $92,000 and $249,000, respectively. In addition to the amount payable to the executive officers mentioned in the previous sentence, the aggregate values of the acceleration of vesting of the executive officer’s unvested stock options based on the spread between the closing price of the Company’s Common Stock on May 31, 2008 (the last business day of the fiscal year) of $8.70 and the exercise price of the stock options for Messrs. Buck, Bustos, Hendrickson, Larson, Perkins and Posedel would be approximately $61,000, $185,000, $98,000, $86,000, $47,000 and $111,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Anderson and Elder. No interlocking relationship exists between the Company’s Board of Directors and Compensation Committee and the board of directors or compensation committee of any other company.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Exchange Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings and such information shall be entitled to the benefits provided in Item 306(c) and (d) of Regulation S-K and Item 7(d)(3)(v) of Schedule 14A.

The Compensation Committee feels that the compensation vehicles used by the Company, generally administered through the process as outlined above, provide a fair and balanced executive compensation program related to the proper business issues. In addition, it should be noted that compensation vehicles will be reviewed and, as appropriate, revised in order to attract and retain new executives in addition to rewarding performance on the job.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Robert R. Anderson

William W.R. Elder

COMPLIANCE WITH SECTION 16(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires that directors, certain officers of the Company and ten percent Shareholders file reports of ownership and changes in ownership with the SEC as to the Company’s securities beneficially owned by them. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended May 31, 2008.

FINANCIAL STATEMENTS

The Company’s Annual Report to Shareholders for the last fiscal year is being mailed with this proxy statement to Shareholders entitled to notice of the meeting. The Annual Report includes the consolidated financial statements, unaudited selected consolidated financial data and management’s discussion and analysis of financial condition and results of operations.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

RHEA J. POSEDEL

Chief Executive Officer and

Chairman of the Board of Directors

Dated: September 26, 2008

Proxy - AEHR TEST SYSTEMS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

AEHR TEST SYSTEMS

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 28, 2008

The undersigned Shareholder of Aehr Test Systems, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Rhea J. Posedel and Gary L. Larson, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Aehr Test Systems to be held on October 28, 2008, at 4:00 p.m., local time, at 400 Kato Terrace, Fremont, California 94539, and at any adjournments thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this card.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN, (3) FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

PLEASE SIGN AND DATE ON REVERSE SIDE

Annual Meeting Proxy Card

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1.	Election of Directors: 01 - Rhea J. Posedel 04 - Mukesh Patel	02 - Robert R. Anderson 05 - Howard T. Slayen	03 - William W. R. Elder

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

______________________________________________

2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S 2006 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY AN ADDITIONAL 600,000 SHARES.

☐ For	☐ Against	☐ Abstain

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐ For	☐ Against	☐ Abstain

4.	IN THEIR DISCRETION, UPON SUCH OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

B	Non-Voting Items Change of Address - Please print new address below.

______________________________________________________________________________

C	Authorized Signatures – This section must be completed for your vote to be counted. - Date and Sign Below

This Proxy should be marked, dated, signed by the Shareholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.

____________/___________/_______________	____________________________________________

Signature 2 – Please keep signature within the box.

____________________________________________